Exhibit 10.2
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2022 Performance-Based Award – Performance versus Market)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.Definitions. Unless otherwise defined or expressly given a different meaning in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). Financial and operational terms used in this Agreement (e.g., references to business lines, units or segments) are used consistently with the use of those terms in the Company’s Form 10-K (including exhibits and other documents incorporated therein) for the fiscal year ended December 31, 2021 (the “Form 10-K”). It is understood that references herein to any performance results of the Company mean the applicable consolidated operating results of the Company and its Subsidiaries and Affiliates.

2.Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two and one-half (2.5) times the sum of Target Award Units plus any related Dividend Equivalent Units (the “Maximum Award Units”). The Award is not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code as was in effect during November 2017.

3.Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means. If this Agreement has not been executed and delivered by Participant by 11:59 p.m., Mayfield Village, Ohio time on the last day of the month immediately following the month in which the Grant Date occurs, then this Award shall be forfeited in its entirety.

4.Restrictions; Vesting.

(a)    Growth Evaluation Period; Certification. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 9 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

(i)    The “Growth Evaluation Period” shall be the three-year period comprised of the years 2022, 2023 and 2024.

(ii)    The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

A.    the extent to which the Company’s performance results have satisfied the performance criteria set forth in both Paragraphs 4(b) and 4(c) below; and

B.    the Performance Factor (defined below) to be multiplied by the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur (x) at the first opportunity to certify results (as defined in Paragraph 9(e)(iii)), or (y) if, at the first opportunity to certify results, the Performance Factor is higher than zero but the Profitability Requirement (as defined in Paragraph 4(b)) has not been satisfied, as soon as practicable after the end of the first month thereafter in which the Profitability Requirement is satisfied (the date of such certification, the “Certification Date”), but in any event must occur (if at all) on or before January 31, 2027 (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

(b)    Profitability Requirement. The Award shall not vest unless the Company has achieved a combined ratio of 96 or less, calculated by reference to the Company’s financial results, prepared in accordance with generally accepted accounting principles applicable in the United States (“GAAP”), for the twelve (12) fiscal month period immediately preceding the date of the certification described in Paragraph 4(a) above (the “Profitability Requirement”). This section is qualified by the provisions of Paragraph 4(d) below. If the Profitability Requirement has not been satisfied with respect to the Award prior to the Expiration Date, none of the Award shall vest, and the Award shall be forfeited in its entirety.

(c)    Number of Units Vesting. Provided that the Profitability Requirement has been satisfied, the number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:

(i)    Performance scores reflecting the Company’s compounded annual rate of growth in Earned Premiums (defined below) for the Growth Evaluation Period (“Company Growth Rate”) for each of the Company’s (x) Private Passenger Auto, (y) Commercial Auto and (z) Homeowners Multiple Peril businesses (each a “Business Line” and, collectively, the “Business Lines”) will be compared to the compounded annual rate of growth for the Growth Evaluation Period (the “Market Growth Rate”) of the market for the applicable Business Line, in each case determined as provided below.

The performance score for each of Private Passenger Auto, Commercial Auto and Homeowners Multiple Peril will be determined by the following calculation:

Performance vs. Market	Determination of the Performance Score for the Business Line
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by the Maximum Measure for that Business Line or more	2.50 (i.e., the Maximum Performance Score)
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by more than the Target Measure for that Business Line but less than the Maximum Measure for that Business Line
For Private Passenger Auto and Commercial Auto:

1 + (Company Growth Rate – Market Growth Rate – 2.00)

Example:
Private Passenger Auto Company Growth Rate = 2.50%;
Private Passenger Auto Market Growth Rate = 0.10%;
Performance Score = 1 + (2.50 - 0.10 - 2.00) = 1.40

For Homeowners Multiple Peril:

1 + (Company Growth Rate – Market Growth Rate – 3.50)

Example:
Homeowners Multiple Peril Company Growth Rate = 8.00%; Homeowners Multiple Peril Market Growth Rate = 4.00%
Performance score = 1+(8.00 - 4.00 - 3.50) = 1.50

If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by exactly the Target Measure for that Business Line	1.00 (i.e., Target Performance Score)
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by less than the Target Measure for that Business Line
(Company Growth Rate – Market Growth Rate) / Target Measure for that Business Line

Example:
Homeowners Multiple Peril Company Growth Rate = 6%; Homeowners Multiple Peril Market Growth Rate = 4%;
Performance Score = ((6.00 – 4.00) / 3.50) = 0.57

If the Company Growth Rate for the Business Line is equal to or less than the Market Growth Rate for that Business Line	Zero

(ii)    The Target Measure and Maximum Measure for each Business Line is as follows:

Business Line	Target Measure	Maximum Measure
Private Passenger Auto	2 percentage points	3.5 percentage points
Commercial Auto	2 percentage points	3.5 percentage points
Homeowners Multiple Peril	3.5 percentage points	5 percentage points

(iii)    The resulting performance score for each of the Business Lines will then be multiplied by a weighting factor, which shall be a fraction or decimal equivalent, determined by dividing the Earned Premiums generated by such Business Line during the Growth Period by the Earned Premiums generated by all of the Business Lines in the aggregate during the Growth Period to produce a weighted performance score. Subject to Paragraph 4(e), the sum of these weighted performance scores will be the performance factor (the “Performance Factor”). The number of Restricted Stock Units vesting will be determined by multiplying the Target Award Units (and any Dividend Equivalent Units) by the Performance Factor. In no event will the Performance Factor be more than 2.50. If the Performance Factor is zero, none of the Award shall vest, and the Award shall be forfeited in its entirety.

(iv)    For purposes of these determinations:

A.    Subject to the provisions of Paragraphs 4(c)(iv)B., 4(c)(iv)C. and 4(c)(iv)D. below:

1.“Earned Premiums” shall mean Direct Premiums Earned, as that term is used in the A.M. Best annual report currently known as the “A2 Report;” and

2.The Company Growth Rate for each Business Line will be the compounded annual rate of growth in Earned Premiums for such Business Line during the Growth Evaluation Period, determined by comparing (a) the annual aggregate Earned Premiums of the Company for such Business Line for 2024, as reported by A.M. Best in its initial annual report currently known as the “A2 Report,” with (b) such Earned Premiums of the Company for such Business Line for 2021 as reported in A.M. Best’s A2 Report; and

3.The Market Growth Rate for Private Passenger Auto, Commercial Auto or Homeowners Multiple Peril, as applicable, will be the compounded annual rate of growth in Earned Premiums during the Growth Evaluation Period, determined by comparing (a) the aggregate Earned Premiums of the U.S. Private Passenger Auto market, the Commercial Auto market or the Homeowners Multiple Peril market, as applicable, for 2024, as reported in A.M. Best’s A2 Report, with (b) such Earned Premiums for 2021 as reported in A.M. Best’s A2 Report, but excluding (in each case) the applicable Earned Premiums of the Company for the applicable Business Line; and

B.    If either 2021 or 2024 is a 53-week year under the Company’s fiscal calendar, then in determining the Company Growth Rate as set forth in subparagraph A. above, the aggregate Earned Premiums for such year (for any product other than a product in Homeowner’ Multiple Peril that is written by a direct or indirect subsidiary of ARX Holding Corp. (“ARX”)) will be reduced by an amount equal to twenty percent (20%) of the Earned Premiums of the Company for such product(s) in fiscal December 2021 or 2024, as applicable, in its Private Passenger Auto, Commercial Auto and/or Homeowners Multiple Peril, as applicable; and

C.    In making the calculations required under this Agreement, (x) Company Growth Rate for each Business Line, Market Growth Rate and the performance score for each Business Line shall each be rounded to the nearest thousandth of a whole percentage point, (y) the Performance Factor will be rounded to the nearest one-hundredth, and (z) if applicable, the number of Restricted Stock Units vesting shall be rounded to the nearest thousandth of a whole Unit (or, in each case, as otherwise reasonably determined by the Company); and

D.    In the event that A.M. Best ceases to publish the A2 Report, or modifies the A2 Report in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable Company and industrywide data as may be then available from A.M. Best in any successor or replacement report or publication, or such comparable data as may be available from another nationally recognized provider of insurance industry data, in each case as the Committee may approve in its sole discretion.

(d)    Exclusions. For purposes of determining whether the Profitability Requirement is satisfied, to the extent permitted under Section 162(m), as the same was in effect during November 2017, the following items will be excluded from, to the extent that any such item would otherwise be included in, the calculation of the Company’s combined ratio: (1) the financial results (if such results can be separately determined) attributable to the operations of an entity, business, product line or product that (x) is acquired or disposed of by the Company, or any of its Subsidiaries or Affiliates, during the Performance Period and (y) is not a part of the Company’s Earned Premiums for any business line for which premiums are reflected in Private Passenger Auto, Commercial Auto or Homeowners Multiple Peril in the A.M. Best A2 Report; and (2) all other items of gain, loss or expense determined to be extraordinary or unusual in nature under GAAP that are recognized or incurred during the period over which the Profitability Requirement is being calculated.

(e)    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full.

The Committee, in its sole discretion, may treat Participant differently than other individuals for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

(f)    Exceptions. The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has terminated or been forfeited or has been subject to accelerated vesting under the terms and conditions of the Plan or this Agreement.

5.Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. Mayfield Village, Ohio time, on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.

6.Dividend Equivalents. Subject to this Paragraph 6, with respect to dividends for which a record date occurs during the Restriction Period applicable to any Units, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, with respect to each vested but not yet distributed Restricted Stock Unit (as contemplated by Paragraph 9(b)(i)) and with respect to any Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 6 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that (x) if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend, and (y) if Paragraph 9(b)(i) is applicable and a record date for any dividend occurs after the applicable vesting date but before the applicable Delivery Date (as defined in Paragraph 9(e)(i) below), then any Dividend Equivalents related to such dividend will be paid in cash or in Stock, in the sole discretion of the Company, on or as soon as practicable following the Delivery Date.

7.Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

8.Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 11), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

9.Termination of Employment; Disability Separation.

(a)    Except as otherwise provided in the Plan, or in this Paragraph 9, or as otherwise determined by the Committee, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination.

(b)    Notwithstanding Paragraph 9(a), if Participant’s employment terminates on or after January 1, 2023 as a result of Participant’s death, or if Participant experiences a Disability Separation on or after January 1, 2023, then:

(i)    if the termination or separation, as applicable, occurs prior to the end of the Growth Evaluation Period, then one hundred percent (100%) of the Target Award Units (and any related Dividend Equivalent Units) shall vest immediately after such termination or separation, the Performance Factor shall be deemed to be 1.0, and the remainder of the Units that otherwise could have vested under this Agreement shall be forfeited. The Company will process any vesting pursuant to the terms of the immediately preceding sentence within 30 days following, as applicable, (x) its receipt of notice of Participant’s death or (y) the date of the Disability Separation; provided, however, in the event of a Disability Separation, if Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), then the distribution of Stock deliverable upon such vesting shall not occur until the Delivery Date; and

(ii)    if the termination or separation, as applicable, occurs after the end of the Growth Evaluation Period, then the provisions of Paragraph 9(d) will apply.

(c)    Notwithstanding Paragraph 9(a), if Participant’s termination of employment occurs after the end of the Growth Evaluation Period, but prior to the first opportunity to certify results, for any reason other than (x) as a result of Participant’s death, Qualified Retirement or termination for Cause, or (y) Participant having experienced a Disability Separation, then Participant shall be eligible to participate in the vesting of Restricted Stock Units (and any related Dividend Equivalents) under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, the Award shall be forfeited automatically.

(d)    Notwithstanding Paragraph 9(a), (x) if Participant’s termination of employment occurs as a result of Participant’s Qualified Retirement on or after January 1, 2023, or death after the end of the Growth Evaluation Period, or (y) Participant experiences a Disability Separation after the end of the Growth Evaluation Period, then the Award shall remain in effect and shall vest upon the Committee’s certification of the achievement of the performance measures identified in Paragraph 4 to the extent provided in Paragraph 4 (unless such performance measures are not achieved prior to the Expiration Date, in which event the Award will terminate, and the Award will be forfeited, as of such Expiration Date),

(e)    For purposes of this Paragraph 9:

(i)    “Delivery Date” shall mean the date that is six (6) months plus one (1) day after the date of Participant’s Disability Separation, or such earlier date as may be permitted by Section 409A.

(ii)    “Disability Separation” shall mean a “separation of service,” within the meaning of Section 409A, by Participant’s employer as a result of Participant’s disability, in accordance with the Company’s policies and procedures as the same are in effect at the time of such separation.

(iii)    the phrase “first opportunity to certify results” means the date which is the earlier to occur of: (A) the last day of the calendar month immediately following the month in which A.M. Best publishes the A2 Report (or, if applicable, the calendar month immediately following the month in which the successor or replacement report or data described in Paragraph 4(c)(iv)(D. above is published) for the third year of the Growth Evaluation Period, or (B) the date on which a meeting of the Compensation Committee is held at which such report or data is reviewed (whether or not a certification occurs) or a written action is executed by the Committee in lieu of such a meeting.

(iv)    the term “Qualified Retirement” means any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (excluding death, a Disability Separation and any involuntary termination for Cause) that (x) qualifies as a “separation from service” within the meaning of Section 409A, and (y) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

A.    the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

B.    the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates.

(f)    Nothing in this Paragraph 9 will be interpreted as altering in any way the provisions of Section 11 of the Plan.

10.Disqualifying Activity. Subject to Paragraph 16(c) below, and notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply. A violation by Participant of Paragraph 13, 14 or 15 below, and any violation by Participant of any other non-competition agreement between Participant and the Company or any of its subsidiaries or Affiliates, shall constitute a “material violation” of an “agreement between Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity, and may also constitute a Disqualifying Activity within the meaning of one or more of the other clauses defining Disqualifying Activity under the Plan.

11.Delivery at Vesting. Subject to the provisions of the Plan and this Agreement (including Paragraph 9(b)(i)), upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Restricted Stock Units vest under Paragraph 4.

12.Taxes. No later than the date as of which Taxes become due, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting (or Delivery Date, if applicable), Restricted Stock Units and related Dividend Equivalent Units vesting on such date (or being distributed on such Delivery Date) will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting (or being distributed on such Delivery Date) or any Restricted Stock Units that Participant has elected to defer under Paragraph 8 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All payments and surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

13.Non-Solicitation. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with the Company or one of its Subsidiaries or Affiliates (collectively, “Progressive”), starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or assist in any manner in the recruitment or solicitation for hire, of any employee or officer of Progressive, in each case involving employment by any individual, business or entity other than Progressive, or in any way induce any such employee or officer to terminate employment with Progressive. For purposes of this Agreement, "Separation Date" means the date on which Participant's employment with Progressive terminates for any reason.

14.Non-Competition. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with Progressive, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s Separation Date, Participant shall not, directly or indirectly, on Participant’s own account or on account of any other person or entity (except in the authorized course of Participant’s employment with Progressive), engage in any Competitive Activity.

(a)    Definitions. For purposes of this Agreement:

(i)    “Competitive Activity” means engaging in any activity or providing any products or services that are the same as or similar to, or that may be directed in whole or part to replacing, the actual or proposed activities, products, or services of Progressive’s Core Business (as defined below):

A.    with respect to which Participant had knowledge of, or access to, Confidential Information (as defined below) during Participant’s employment with Progressive; and

B.    where, as to any applicable geographic territory, the activities engaged in by Participant, the products or services provided by Participant, or the duties assigned to Participant reasonably could require

Participant, in whole or in part, to rely on, use, or disclose Confidential Information of which Participant had knowledge, or to which Participant had access, during Participant’s employment with Progressive.

(ii)    “Confidential Information” means confidential and/or proprietary information and/or trade secrets which are the property of Progressive, or which Progressive is under an obligation not to disclose, including but not necessarily limited to the following: information regarding Progressive’s processes and products, including information relating to research and development, agent or customer data, and/or technologies; product features and/or specifications, tests or investigations; business plans, marketing plans and financials, reports, data, figures, margins, profits, statistics, analyses and other related information; any information that Participant has agreed not to disclose and/or use other than in the course of Participant’s employment with Progressive; and any other confidential information of whatever nature which gives Progressive an opportunity to obtain a competitive advantage over its competitors. Confidential Information does not include information that is generally available to the public other than as a result of a breach of a contractual or other duty of confidentiality.

(iii)    “Core Business” means activities, products, or services that are related, in whole or in part, to the business of property and casualty insurance or to any other actual or proposed insurance-related activities, products, or services of Progressive.

(b)    Reasonableness of Restriction. Participant acknowledges and agrees that the covenants contained in this Paragraph 14 are not intended to prevent Participant from earning a living, but rather to protect Progressive’s legitimate business interests in its Confidential Information and do not unreasonably interfere with Participant’s ability to secure gainful employment following the termination of Participant’s employment with Progressive. Participant further acknowledges that in the event Participant’s employment with Progressive ends, Participant’s knowledge, experience and capabilities are such that Participant can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of Participant’s employment with Progressive and that the enforcement of a remedy hereunder by way of injunction will not prevent Participant from earning a reasonable livelihood.

(c)    Tolling of Covenants. Participant acknowledges and agrees that in the event the Company brings an action for injunctive or other relief against Participant, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, it is hereby further agreed that the restrictive covenants contained in this Paragraph 14 shall be deemed to have the duration specified herein, as computed from the date relief is granted but reduced by the time between the period when the restriction(s) began to run and the date of the first violation of the restrictive covenant(s) by Participant.

15.Non-Disclosure of Confidential Information.

(a)    During the course of Participant’s employment, Participant may be given access to, help develop, or learn of Confidential Information (as defined above). Participant acknowledges and agrees that Participant has an obligation to maintain the confidentiality of Confidential Information, including any records containing Confidential Information, except as otherwise authorized by law; and Participant’s obligation continues at all times during and after Participant’s employment. Participant acknowledges that Confidential Information does not become any less confidential or proprietary to Progressive because Participant may commit records to memory or because Participant may otherwise maintain records outside of Progressive’s offices, computer systems or data storage repositories.

(b)    During the course of Participant’s employment, Participant may be given access to confidential information and/or trade secrets of third parties, subject to Progressive’s duty to maintain confidentiality of such information and use it only for certain purposes. Participant will not disclose to any person, corporation or entity, and not use for Participant’s benefit or the benefit of any other person, corporation or entity, any such third party’s confidential information, except as necessary in carrying on work for Progressive consistent with Progressive’s agreement with the third party.

(c)    Participant will use Participant’s best efforts and the utmost diligence to guard and protect Progressive's Confidential Information, and Participant will not, during or after the period of Participant’s employment by Progressive, use or disclose, directly or indirectly, any of Progressive's Confidential Information which Participant may develop, obtain or learn about during or as a result of Participant’s employment by Progressive, except in the ordinary course of performing duties on behalf of Progressive and/or except as previously authorized by Progressive in writing. Participant acknowledges that the Confidential Information is owned and shall continue to be owned by Progressive and that misuse, misappropriation or unauthorized disclosure of this information will cause irreparable harm and/or other damage to Progressive both during and after the term of Participant’s employment.

(d)    Notwithstanding anything in this Agreement to the contrary, Participant and the Company acknowledge that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

16.Additional Terms Applicable to Non-Solicitation, Non-Competition and/or Non-Disclosure Provisions.

(a)    Remedies for Breach. Participant acknowledges and agrees that the damages which may arise from a breach or threatened breach of any of the covenants contained in Paragraph 13, 14 or 15 of this Agreement are irreparable and difficult to measure and that money damages alone would be an inadequate remedy for any such breach. Accordingly, if Participant breaches or threatens to breach any portion of the covenants contained in Paragraph 13, 14 or 15 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or threatened breach without showing or proving any actual damage. In the event Participant violates and/or breaches any of the covenants contained in Paragraph 13, 14 or 15, the Company also shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly has realized or may realize as a result of any such violation or breach; and the Company shall be entitled to recover for all lost sales, profits, commissions, trade secrets, Confidential Information, good will and customers caused by Participant’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled to at law or in equity or under this Agreement.

(b)    Applicability of Covenants. Subject to Paragraph 16(g) below:

(i)    If, on the Grant Date, Participant is employed or resides in a jurisdiction in which any term or provision of Paragraph 13, 14 or 15 of this Agreement, or part thereof, would be unlawful, void, or otherwise unenforceable as a matter of law, then such term or provision, or part thereof, shall not apply to Participant;

(ii)    If Participant is licensed actively as an attorney-at-law in any U.S. state, nothing in Paragraphs 13, 14 or 15 of this Agreement shall prevent Participant from practicing as an attorney-at-law, subject to Participant’s compliance with applicable ethical rules governing such practice; and

(iii)    The restrictions in Paragraph 14 shall apply to Participant only if, on the Grant Date, Participant’s assigned salary grade level is 50 through 53, GNG, ENG or CNG.

(c)    Violation as Disqualifying Activity. Participant acknowledges and agrees that the remedies identified in Paragraph 16(a) above for a breach of Paragraph 13, 14 or 15 of this Agreement shall be in addition to, and not in lieu of, the consequences of Participant’s engagement in a Disqualifying Activity as provided in Paragraph 10 of this Agreement and Section 10(b) of the Plan.

(d)    Attorney’s Fees. If the Company brings a legal action to enforce any covenant contained in Paragraph 13, 14 or 15 of this Agreement, and if the Company is awarded any damages and/or any full or partial injunction due to Participant’s acts, then the Company shall be entitled to recover its reasonable costs incurred in conducting the action including, but not limited to, reasonable attorneys’ fees and expenses.

(e)    Effect on Other Agreements. The provisions of Paragraphs 13, 14, and 15 of this Agreement shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and Progressive that contains similar or additional restrictions on Participant, including but not limited to any such provisions contained in a prior agreement relating to an award of restricted stock units.

(f)    Forum; Jurisdiction.

(i)    Subject to Paragraph 16(f)(ii) below:

A.    All claims, actions or proceedings brought in a court of law that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement shall be brought and litigated exclusively in the state or federal courts located in Cuyahoga County of the State of Ohio, to which courts the parties consent to both personal jurisdiction and service of process in a manner consistent with Ohio law. The only exception to this choice of venue/forum is litigation to enforce any order or judgment rendered by such Ohio state or federal court, in which case such enforcement proceeding may be litigated in another jurisdiction. This consent to personal jurisdiction and choice of venue/forum are intended by the Company and Participant to be mandatory and not permissive in nature. Progressive and Participant hereby waive any right to assert the doctrine of forum non conveniens or similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance herewith.

B.    The Company and Participant irrevocably consent and agree that the state and federal courts located in Cuyahoga County of the State of Ohio shall have personal jurisdiction over the Company and Participant for the purpose of litigating in court any dispute, controversy, or proceeding with respect to matters described in this Agreement, and each consents to service of process in a manner consistent with Ohio law.

(ii)    The provisions of this Agreement, including but not limited to Paragraph 16(f)(i) above and Paragraphs 18 and 19 below, do not and shall not be interpreted to modify, supersede, or replace the terms of any agreement between Participant and Progressive requiring either party to bring claims against the other in binding arbitration. To the extent that Participant and Progressive enter or have entered into an agreement to arbitrate that covers claims that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement, the terms of such agreement to arbitrate shall remain in full force and effect notwithstanding any other provision of this Agreement.

(g)    Participant is encouraged to consult with an attorney before executing this Agreement.

(h)    Severability. If for any reason any term or provision of Paragraphs 13, 14 or 15 of this Agreement, or part thereof, is held to be unlawful, void, or otherwise unenforceable as a matter of law, unless such invalidity or unenforceability can be cured by reformation or modification of the offending term or provision, or part thereof, including but not limited to as set forth below, all other valid and enforceable terms and provisions, or parts thereof, herein shall remain in full force and effect, and all of the invalid terms or provisions, or parts thereof, of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision of Paragraphs 13, 14 or 15 of this Agreement, or part thereof, is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law.

17.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the Award shall be subject to recoupment pursuant to the terms of the rules of the Securities and Exchange Commission and any applicable Exchange, and any policy of the Company adopted in response to such rules. The provisions of this Paragraph 17 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

18.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Award and, except as provided in Paragraphs 13, 14, 15 and 16, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

19.    Choice of Law. This Agreement shall be deemed to be made and executed in Ohio and shall be governed, construed and interpreted under, and in accordance with, the laws of the State of Ohio, without regard to conflict of law provisions.

20.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

21.    Acknowledgments. Participant: (x) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that Participant is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (y) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (z) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences agreement with the terms and conditions of this Agreement, and intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: _________________________
Vice President & Secretary